EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-954-1100

john.mills@icrinc.com

Cutera® Reports First Quarter 2008 Results

BRISBANE, Calif., May 6, 2008 — Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today reported financial results for the first quarter ended March 31, 2008.

First quarter 2008 revenue was $21.6 million, compared to $23.3 million in the same period last year. Net loss for the first quarter of 2008 was $542,000, or $0.04 per diluted share, compared to net income of $1.8 million, or $0.12 per diluted share, in the first quarter of 2007.

“We are pleased with the continuing improvement in our international revenue, which grew 25% when comparing the first quarter of 2008 to the first quarter of 2007, and with the overall increase in Upgrade, Service, and Titan refill revenue. However, continued low performance levels from our North American business, caused in part by a slower domestic industry growth rate, resulted in a decline in US revenue for the quarter,” said Kevin Connors, President and Chief Executive Officer.

“U.S. revenue declined 22% in the first quarter of 2008 compared to the first quarter of 2007. We believe we have a seasoned sales management team and a stable workforce, however, it is taking longer than expected to achieve our targeted performance levels. While we believe consumer demand for elective procedures remains healthy, this soft economic market is causing physicians to delay their decisions to make significant capital equipment purchases. We are closely monitoring our performance in this challenging market and will continue our focus on improving our results.”

“International revenue increased 25% when comparing the first quarter of 2008 to the first quarter of 2007. We are experiencing strength in many of our overseas markets, particularly in Japan, Australia, and many emerging global markets. We believe the significant investments we have made during the past few years have us positioned for continued growth in the international markets.”

“We are excited about the increasing number of positive clinical results and patient reports with our Pearl product, and believe we will experience increased market penetration. Additionally, the responses surrounding the recent preview of our fractional ablative technology have been very favorable. This new device, designed to improve wrinkles by targeting the deep dermal layer, would enable us to compete in the expanding fractional ablative market and is expected to contribute to our revenue in the second half of 2008. Historically, new clinical applications have been a catalyst for significant revenue growth in the quarters following their introduction.”

Mr. Connors concluded, “Cutera remains focused on capturing a greater position in what we see is a growing worldwide market for aesthetic laser and light-based equipment. We remain confident in the long term prospects of this market, and are looking forward to our planned new product launch later this year.”

Conference Call:

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PDT (5:00 p.m. EDT) on May 6, 2008. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.cutera.com and will be archived online within one hour of its completion. In addition, you may call 1-800-762-8973 to listen to the live broadcast. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Chief Financial Officer.

A telephonic playback will be available from 5:00 p.m. PDT (8:00 p.m. EDT) on May 6, 2008, through 8:59 p.m. PDT (11:59 p.m. EDT) on May 20, 2008 by calling 1-800-406-7325. To access this playback, please enter pass code 3868069.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s ability to grow its business, expectations regarding new products and applications, plans to improve the performance of its worldwide sales and distribution network and outlook regarding long-term prospects are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera’s business and cause its financial results to differ materially from those contained in the forward-looking statements include its ability to improve sales productivity and performance worldwide; its ability to successfully develop and acquire new products and applications and market them to both its installed based and new customers; unforeseen events and circumstances relating to its operations; government regulatory actions; general economic conditions; and those other factors described in the section entitled, “Risk Factors,” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on May 6, 2008. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera’s first quarter March 31, 2008 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$38,110	$11,054
Marketable investments	54,877	88,510
Accounts receivable, net	8,273	10,692
Inventories	9,384	7,533
Deferred tax asset	7,905	8,058
Other current assets	2,395	1,955

Total current assets	120,944	127,802

Property and equipment, net	1,374	1,361
Marketable Investments, long term portion	11,503	7,429
Intangibles, net	1,177	1,227
Deferred tax asset, net of current portion	1,002	834

Total assets	$136,000	$138,653

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,418	$2,350
Accrued liabilities	10,504	13,587
Deferred revenue	5,601	4,971

Total current liabilities	18,523	20,908
Deferred rent	1,673	1,639
Deferred revenue, net of current portion	5,751	5,593
Income tax liability	1,519	1,160

Total liabilities	27,466	29,300

Stockholders’ equity:
Common stock	13	13
Additional paid-in capital	76,236	74,871
Retained earnings	33,737	34,279
Accumulated other comprehensive income (loss)	(1,452)	190

Total stockholders’ equity	108,534	109,353

Total liabilities and stockholders’ equity	$136,000	$138,653

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Net revenue	$21,618	$23,257
Cost of revenue	8,219	7,781

Gross profit	13,399	15,476

Operating expenses:
Sales and marketing	10,349	9,063
Research and development	1,785	1,747
General and administrative	2,941	3,018

Total operating expenses	15,075	13,828

Income (loss) from operations	(1,676)	1,648
Interest and other income, net	901	1,002

Income (loss) before income taxes	(775)	2,650
Provision (benefit) for income taxes	(233)	895

Net income (loss)	$(542)	$1,755

Net income (loss) per share:
Basic	$(0.04)	$0.13

Diluted	$(0.04)	$0.12

Weighted-average number of shares used in per share calculations:
Basic	12,740	13,216

Diluted	12,740	14,629

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(542)	$1,755
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	223	226
Change in deferred tax asset/liability	(15)	60
Stock-based compensation	1,330	1,342
Tax benefit from employee stock options	—	710
Excess tax benefit related to stock-based compensation expense	—	(288)
Other	76	80
Changes in assets and liabilities:
Accounts receivable	2,343	974
Inventories	(1,851)	(1,314)
Other current assets	(240)	(786)
Accounts payable	68	(319)
Accrued liabilities	(3,083)	(1,605)
Deferred rent	34	54
Deferred revenue	788	200
Income tax liability	359	(26)

Net cash provided by (used in) operating activities	(510)	1,063

Cash flows from investing activities:
Acquisition of property and equipment	(186)	(341)
Acquisition of intangibles	—	(20)
Proceeds from sales of marketable investments	37,360	15,149
Proceeds from maturities of marketable investments	2,562	7,630
Purchase of marketable investments	(12,205)	(20,844)

Net cash provided by investing activities	27,531	1,574

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	35	2,151
Excess tax benefit related to stock-based compensation expense	—	288

Net cash provided by financing activities	35	2,439

Net increase in cash and cash equivalents	27,056	5,076
Cash and cash equivalents at beginning of period	11,054	11,800

Cash and cash equivalents at end of period	$38,110	$16,876

Non-cash disclosure of cash flow information:
Change in deferred stock-based compensation, net of terminations	$—	$(8)

CUTERA, INC.

CONSOLIDATED REVENUE HIGHLIGHTS

(in thousands, except percentage data)

(unaudited)

	Three Months Ended December 31,
	2008	2007	Change
Revenue By Geography:
United States	$12,384	$15,845	-22%
International	9,234	7,412	+25%

	$21,618	$23,257	-7%

Revenue By Product Category:
Products	$15,327	$18,316	-16%
Product upgrades	2,232	1,922	+16%
Service	2,704	1,917	+41%
Titan refills	1,355	1,102	+23%

	$21,618	$23,257	-7%